Sub Sub-Advisory Agreement

VALIC Company 1

Franklin Advisers, Inc.

Brandywine Global Investment Management, LLC

This Sub Sub-Advisory Agreement (the “Agreement”) is made as of September 10th, 2026, by and between Franklin Advisers, Inc. (“Franklin”), a Delaware limited liability company, and Brandywine Global Investment Management, LLC (“BGIM”) a Delaware limited liability company.

W I T N E S S E T H

WHEREAS, Franklin and BGIM are under the common control of Franklin Resources, Inc.;

WHEREAS, Franklin and BGIM are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engaged in the business of supplying investment management services, as an independent contractor;

WHEREAS, Franklin, pursuant to an Investment Sub-Advisory Agreement with The Variable Annuity Life Insurance Company (‘‘VALIC”) dated September 10th, 2026, as amended (the “Investment Management Agreement”), has been retained to render investment sub-advisory services to one or more series of VALIC Company I (the “Trust”) specified on Schedule A to the Investment Management Agreement, which appendix currently specifies the Global Strategy Fund (the “Account”); and

WHEREAS, Franklin wishes to engage the portfolio management services of BGIM to assist in the management of the Account, as Franklin determines appropriate from time to time, in its sole discretion.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.  Franklin hereby retains BGIM and BGIM hereby accepts such engagement, to furnish certain investment advisory services with respect to the investment portfolio of the Account, as more fully set forth herein.

(a)  Subject to the instructions and supervision of Franklin, BGIM agrees to provide certain investment advisory services with aspect to the securities, investments and cash equivalents in the Account. Franklin will have full responsibility for all investment sub-advisory services provided to the Account under the Investment Management Agreement.

(b)  Both Franklin and BGIM may place all purchase and sale orders on behalf of the Account. The placement of these orders will take place in Philadelphia, Pennsylvania or San Mateo, California.

(c)  Unless otherwise instructed by Franklin or VALIC, and subject io the provisions of this Agreement and to any guidelines or limitations specified from time to time by Franklin or VALIC. BGIM shall report daily all transactions effected by BGIM on behalf of the Account to Franklin and to other entities as reasonably directed by Franklin or VALIC.

(d)  In performing its services under this Agreement, BGIM shall adhere to the Account’s investment objectives, policies and restrictions as provided in the Prospectus and Statement of Additional Information of the Account and shall comply with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) thereunder in all material respects.

(e)  In carrying out its duties hereunder, BGIM shall comply with all reasonable instructions of VALIC or Franklin in connection therewith. Such instructions may be given by letter, e-mail, telex, telefax or telephone confirmed by telex, provided a certified copy of such instructions has been supplied to BGIM.

(f)   Franklin shall be responsible for the distribution to VALIC of a copy of Part II of BGIM’s Form ADV, as may be required under U.S. federal securities laws.

(g)  Decisions on proxy voting will be made by BGIM unless Franklin notifies BGIM in writing that such decisions are expressly reserved by either Franklin, a named fiduciary of the Account or VAUC. BGIM may in its discretion exercise any and all voting rights with respect to the securities, but it shall not be required to take any action or render any advice with respect to the exercise of such rights, whether by voting proxies solicited or with respect to the issuer of such securities.

2.  In performing the services described above, BGIM shall use its best efforts to obtain for the Account the most favorable price and execution available. Subject to prior authorization of appropriate policies and procedures by VALIC, BGIM may, to the extent authorized by law and in accordance with the terms of the Account’s Investment Management Agreement which Franklin have notified to BGIM in writing, cause the Account to pay a broker who provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, in recognition of the brokerage and research services provided by the broker. To the extent authorized by applicable law. BGIM shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

3.  (a) Franklin shall pay to BGIM a reasonable fee calculated as described in Schedule 1, which fee shall be payable in U.S. dollars on the first business day of each month as compensation for the services to be rendered and obligations assumed by BGIM during the preceding month. The advisory fee under this Agreement shall be payable on the first business day of the first month following the effective day of this Agreement and shall be reduced by the amount of any advance payments made by Franklin relating to the previous month.

(b) If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

4.  It is understood that the services provided by BGIM are not to be deemed exclusive. Franklin acknowledges that BGIM may have investment responsibilities, render investment advice to, or perform other investment advisory services to other investment companies and clients, which may invest in the same type of securities as the Account (collectively, “Clients”). Franklin agrees that BGIM may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Account. In providing services, BGIM may use information furnished by others to BGIM and Franklin in providing services to other such Clients.

5.  BGIM agrees to use its best efforts in performing the services to be provided pursuant to this Agreement.

6.  During the term of this Agreement, BGIM will pay all expenses in connection with its responsibilities under this Agreement. BGIM shall have no responsibility for any brokerage, custodial, transaction, audit, accounting, legal and other costs of the Account.

7.  BGIM shall, unless otherwise expressly provided and authorized, have no authority to act for or represent Franklin, VALIC or the Account in any way, or in any way be deemed an agent for Franklin, VALIC or the Account. BGIM is authorized on behalf of the Account to execute all agreements, instruments and documents that BGIM believes are necessary or advisable in performing its duties in the management of the Account and relate to investments designated in the Prospectus and Statement of Additional Information.

8.  BGIM will treat confidentially and as proprietary information of the Account all records and other information relative to the Account and prior. present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by Franklin, which approval shall not be unreasonably withheld and may not be withheld where BG IM may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Account.

9.  This Agreement shall become effective on the later of: (i) its execution; and (ii) the date of the meeting of the Board of Trustees of the Trust, at which meeting this Agreement is approved. This This Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either: (a) by the Trustees of the Trust; or (b) a vote of a majority of outstanding voting securities of the Account, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act of 1940) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to the Account if a majority of the outstanding voting securities of the Account (as defined in Rule 18f-2(h) under the Investment Company Act of 1940) votes to approve this Agreement or its countenance.

If, any required shareholder approval of this Agreement or any continuance of this Agreement is not obtained, then BGIM will continue to act as investment subadvisor with respect to the Account pending the required approval of the Agreement or its continuance or of a new contract with BGIM or a different adviser or Subadviser or other definitive action; provided, that the compensation received by BGIM in respect of the Account during such period is in compliance with Rule 15a-4 under the Investment Company Act of 1940.

10. (a)  Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by: (i) VATIC, or the Trustees of the Trust, or a majority of the outstanding voting shares of the Account, upon not less than thirty (30) days’ written notice to Franklin and BGIM; or (ii) Franklin or BGIM upon not less than sixty (60) days’ written notice to the other party and to VALIC.

11. (a)  In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of BGIM, neither BGIM nor any of its directors, officers, employees or affiliates shall be subject to liability to Franklin for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Account.

(b) Notwithstanding paragraph 11(a), to the extent Chat Franklin is found by a court of competent jurisdiction, or the SEC or any other regulatory agency, to be liable to the Account (a “liability”) for any acts undertaken by BGIM pursuant to authority delegated as described in Paragraph 1(a), BGIM shall indemnify Franklin and each of its affiliates, officers, directors and employees (each an “Indemnified Party”) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by an Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Indemnified Party, in connection with such liability.

12. Upon termination of BGIM’s engagement under this Agreement or at the direction of VALIC, BGIM shall forthwith deliver to VALIC, or to any third party at VALIC’s direction, all records, documents and books of accounts which are in the possession or control of BGIM and relate directly and exclusively to the performance by BGIM of its obligations under this Agreement; provided, however, that BGIM shall be permitted to keep such records or copies thereof for such periods of time as are necessary to comply with applicable laws, in which case BGIM shall provide VALIC or a designated third party with copies of such retained documents unless providing such copies would contravene such rules, regulations and laws.

13. Termination of this Agreement or BGIM’s engagement hereunder shall be without prejudice to the rights and liabilities created hereunder prior to such termination.

14. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, in whole or in part, the other provisions hereof shall remain in full force and effect. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by such valid provisions which in their economic effect come as closely as legally possible to such invalid provisions.

15. Any notice or other communication required to be given pursuant to this Agreement shall be in writing and given by personal delivery, pre-paid registered mail or nationally-recognized overnight delivery service and shall be effective upon receipt. Notices and communications shall be given:

(i)   to Franklin:

Franklin Advisers, Inc.

One Franklin Parkway

San Mateo, California 94403

Attn: General Counsel

(ii)   to BGIM:

Brandywine Global Investment Management, LLC

1735 Market Street, Suite 1800

Philadelphia, Pennsylvania 19103

Attn: General Counsel

With a copy to:

Franklin Templeton

One Franklin Parkway

San Mateo, California 94404

Attn: General Counsel

16. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.

FRANKLIN ADVISERS, INC.

By: /s/ Steven McKay
Name: Steven McKay
Title: Senior Vice President

BRANDYWINE GLOBAL INVESTMENT MANAGEMENT, LLC

By: /s/ Richard Lawrence
Name: Richard Lawrence
Title: Executive Vice President

Schedule 1

FEES

Fees are payable monthly, computed at one-fourth of the fallowing annual rate, based on the average daily net asset value for each month of the Account as reflected on the Custodian’s statement. Fees are due and payable upon receipt of the statement therefor. If this Agreement is terminated, BGIM will bill a pro-rata amount based upon the number of days in the billing period prior to the date of termination.

Global Multi-Sector Total Return

Annual Rate  Market Value Tiers

Omitted   On all assets